UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of Earliest Event Reported):  March 3, 2010

CNS RESPONSE, INC.
(Exact name of Company as specified in its charter)

Delaware	0-26285	87-0419387
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

85 Enterprise, Suite 410
Aliso Viejo, CA 92656
(Address of principal executive offices)

(714) 545-3288
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2010, the Company’s Board of Directors resolved to increase the annual base salary of George Carpenter, the Chief Executive Officer of the Company, from $180,000 to $270,000, with the increase in salary having retroactive effect to January 1, 2010.

Also on March 3, 2010, the Company’s Board of Directors approved Amendment No. 1 to the Company’s 2006 Stock Incentive Plan.  The amendment increases the number of common shares authorized for issuance as awards under the Company’s 2006 Stock Incentive Plan from 10,000,000 to 20,000,000 and increases the maximum number of common shares that may be subject to awards granted under the plan to any one participant during any fiscal year from 3,000,000 to 4,000,000.  After adopting the amendment, the Company granted options to purchase 4,000,000 shares to George Carpenter, options to purchase 450,000 shares to Paul Buck, the Company’s Chief Financial Officer, and options to purchase 500,000 shares to Daniel Hoffman, the Company’s President and Chief Medical Officer.  Each of the options have an exercise price of $0.55 per share, vest in equal monthly installments over a period of four years and have a term of 10 years from the date of grant.  The amendment to the plan will be submitted for approval to the Company’s stockholders at its upcoming annual meeting.  Absent stockholder approval, the aforementioned options will be cancelled and the plan amendment will not be effective.

Item 8.01                      Other Events

On March 3, 2010, the Company’s Board of Directors set April 27, 2010 as the date for the Company’s annual stockholder meeting.  The Company intends to distribute its proxy statement in connection with the annual meeting on or about April 1, 2010, and therefore requests that any shareholder proposals be submitted to the Company for inclusion on the Company’s proxy statement by March 17, 2010.

SIGNATURES
Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Response, Inc.

	By:	/s/ Paul Buck
March 9, 2010		Paul Buck
Chief Financial Officer